Exhibit 21

List of Subsidiaries of Derycz Scientific, Inc.

1.	Reprints Desk, Inc., a wholly owned subsidiary incorporated under the laws of the State of Delaware.

2.	Techniques Appliquées aux Arts Graphiques, S.p.A., a wholly owned company formed under the laws of France.